Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the VeriFone Systems, Inc. Amended and Restated 2006 Equity Incentive Plan of VeriFone Systems, Inc. of our reports dated December 27, 2016, with respect to the consolidated financial statements of VeriFone Systems, Inc. and the effectiveness of internal control over financial reporting of VeriFone Systems, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
April 10, 2017